                                                                    EXHIBIT 99.2

[LETTERHEAD OF WORLDWIDE HEADQUARTERS]


[LOGO]Opinion Research Corporation(SM)


FOR IMMEDIATE RELEASE


    CONTACT:   Douglas L. Cox
               Executive Vice President and CFO
               Opinion Research Corporation
               (908) 281-3474
               www.opinionresearch.com
               -----------------------

                     OPINION RESEARCH CORPORATION ACQUIRES
                     -------------------------------------
                                 C/J RESEARCH
                                 ------------

  Recent $10 Million Stock Sale Keeps Company Well-Prepared for Major Growth
                                  Initiatives

Princeton, New Jersey, September 5, 2000 - Opinion Research Corporation (AMEX:
OPI) today announced that it had acquired the assets of C/J Research Corporation ("CJ"), a market research company based in Arlington Heights, Illinois. The total cost of the acquisition was $9.5 million.

On Friday, September 1, 2000, the Company announced that an investment fund had purchased $10 million of its common shares at $8.50 per share. The proceeds of this investment are intended to be utilized partially for the CJ acquisition and partially for future growth initiatives.

John F. Short, Chairman and Chief Executive Officer of Opinion Research Corporation, commenting on the recent transactions, said, "The past few days have witnessed major progress in the Company's plan to accelerate growth. Today's CJ Research acquisition will add revenues and be accretive to earnings per share. Our previous announcement of a $10 million strategic investment by LLR Equity Partners at $8.50 per common share is a favorable reflection on the Company's true intrinsic value and a substantial enhancement to our equity. These transactions provide the additional financial strength and operational expansion needed to maintain our rapid pace of growth."

Mr. Short continued with specific details on the CJ acquisition: "CJ has an outstanding reputation as one of the industry's leading consumer research organizations. With access to ORC's global network, CJ will now be able to offer its blue chip, multinational clients a comprehensive, worldwide dimension to effectively complement its strong, domestic capability. We expect that added demand for global research from the CJ clientele will improve the leverage of our international locations as we drive additional business through our established infrastructure."

Terence W. Cotter, Chief Executive Officer of C/J Research, added, "We are extremely pleased to be joining Opinion Research Corporation, a true pioneer and one of the outstanding organizations in our industry. As businesses have increasingly globalized, it has become axiomatic that service organizations need to develop capabilities that support their client's aspirations. With immediate access to Opinion Research Corporation's global office network, we can instantly offer our multinational clients worldwide service."

CJ Research, with annual revenues of approximately $10 million, has clients such as The Chicago Tribune, Quaker Oats Company, Sprint Corporation, The Walt Disney Company and Wendy's International.

Douglas L. Cox, Executive Vice President and Chief Financial Officer of Opinion Research Corporation, concluded with these remarks regarding the recent investment: "The favorable implications of the strategic investment surpass the increase in our equity base. It clearly signals that the Company is significantly undervalued in the market and that the Company can generate an attractive return on equity. In addition to increasing our financial resources, the Company's stronger equity base also means more borrowing capacity to execute our aggressive growth strategy of business expansion and acquisition. Finally, we expect our relationship with LLR and their participation on our Board of Directors to result in new growth opportunities."

Opinion Research Corporation, founded in 1938, is a global marketing research and model-based teleservices company. With offices in the United States, Europe, Asia, Latin America and Africa, the Company provides integrated marketing services to both businesses and governments in over 100 countries.

This release contains, within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995, forward-looking statements that are based on management's beliefs and assumptions, current expectations, estimates and projections. Many of the factors that will determine the Company's financial results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and therefore actual results may materially differ. The Company disclaims any obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise. Important factors and risks that may affect future results are described in the Company's filings with the Securities and Exchange Commission, copies of which are available upon request from the Company.


                                      ####